As filed with the Securities and Exchange Commission on December 1, 2004
Registration No. 33-37573

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

T. ROWE PRICE GROUP, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-2264646
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or organization)

100 East Pratt Street
Baltimore, Maryland	21202
(Address of principal executive offices)	(Zip Code)

T. ROWE PRICE GROUP, INC. 1990 STOCK INCENTIVE PLAN
(Full title of plan)

(Name, address and telephone
number of agent for service)	(Copy to:)
George A. Roche
Chairman of the Board and President	Robert W. Smith, Jr., Esquire
T. Rowe Price Group, Inc.	Piper Rudnick LLP
100 East Pratt Street	6225 Smith Avenue
Baltimore, Maryland 21202	Baltimore, Maryland 21209-3600
(410) 345-2000	(410) 580-3000

EXPLANATORY NOTES

     The Registrant is filing this Post-Effective Amendment No. 2 to deregister certain securities originally registered pursuant to the Registration Statement on Form S-8 filed on November 1, 1990 (file no. 33-37573) with respect to shares of the Registrant’s Common Stock, par value $.20 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Registrant’s 1990 Stock Incentive Plan (the “1990 Plan”).

     The Registrant has since adopted two new stock incentive plans, the T. Rowe Price Group, Inc. 2001 Stock Incentive Plan (the “2001 Plan”) and the T. Rowe Price Group, Inc. 2004 Stock Incentive Plan (the “2004 Plan”). The 1990 Plan was terminated effective as of April 4, 2001. All shares remaining available for issuance under the 1990 Plan on April 4, 2001 that were not otherwise subject to outstanding awards are hereby deregistered by this Post-Effective Amendment No. 2. Since April 4, 2001 to the date of this filing, awards with respect to 140,254 shares under the 1990 Plan were forfeited, expired or were canceled under the terms of the 1990 Plan (the “Carried Forward Shares”).

     Contemporaneously with the filing of this Post-Effective Amendment No. 2, the Registrant is filing Registration Statements on Form S-8 to register the Carried Forward Shares for offer or sale pursuant to the 2001 Plan or the 2004 Plan, as applicable. In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 2 is hereby filed to reallocate the Carried Forward Shares from the 1990 Plan to the 2001 Plan or the 2004 Plan.

     This Post-Effective Amendment to the Registration Statement shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 464 under the Securities Act of 1933.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, T. Rowe Price Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 1st day of December, 2004.

T. ROWE PRICE GROUP, INC.

By:	/s/ Barbara A. Van Horn

Barbara A. Van Horn, as Attorney-in-Fact for
George A. Roche
Chairman of the Board and President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
*	George A. Roche
Chairman of the Board and President
George A. Roche	(Principal Executive Officer)

*	Kenneth V. Moreland
Chief Financial Officer
Kenneth V. Moreland	(Principal Financial Officer)

*	Joseph P. Croteau
Treasurer
Joseph P. Croteau	(Principal Accounting Officer)

* By: /s/ Barbara A. Van Horn,	As Attorney-in-Fact	December 1, 2004

Barbara A. Van Horn

A majority of the Board of Directors:

Edward C. Bernard, James T. Brady, J. Alfred Broaddus, Jr., D. William J. Garrett, Donald B. Hebb, Jr., James A.C. Kennedy, James S. Riepe, George A. Roche, Brian C. Rogers, Dr. Alfred Sommer, Dwight S. Taylor, Anne Marie Whittemore

/s/ Barbara A. Van Horn Barbara A. Van Horn	As Attorney-in-Fact	December 1, 2004

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
24	Power of Attorney (filed herewith).